Exhibit 2.1

EXECUTION COPY

PAYMENT PERFORMANCE GUARANTY

This Payment Performance Guaranty (this “Agreement”), dated as of July 22, 2006, is made by and between Progress Fuels Corporation, a Florida corporation (“PFC”) and EXCO Resources, Inc. (the “Guarantor”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, PFC, Winchester Energy Company, Ltd., a Texas limited Partnership (the “Company”), WGC Holdco, LLC, a Texas limited liability company and general partner of Company (“GP”), and Winchester Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Guarantor (“Buyer”), are entering into that certain Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which the Company will be merged with and into Buyer; and

WHEREAS, in order to induce PFC, the Company and GP to enter into the Merger Agreement, and in consideration thereof, the Guarantor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
Guaranty

Section 1.1            Payment Performance Guaranty. Subject to Section 1.5, the Guarantor unconditionally, absolutely and irrevocably guarantees to PFC (acting for and on behalf of itself, the Company and GP), its successors and assigns (without duplication) (i) the payment by Buyer of the Closing Payment pursuant to the terms of the Merger Agreement (the “Payment Obligation”), and (ii) the performance by Buyer of all covenants required to be performed by Buyer prior to Closing pursuant to the terms of the Merger Agreement (the “Performance Obligations”). The Payment Obligation and the Performance Obligations are sometimes referred to herein collectively as the “Obligations.”

Section 1.2            Guaranty Absolute.  The Guarantor hereby guarantees that the Payment Obligation will be paid and the Performance Obligations will be performed strictly in accordance with the terms of the Merger Agreement. The Obligations constitute a present and continuing guaranty of payment and performance, and not of collectibility. Subject to Section 1.5, the liability of the Guarantor under this Agreement shall be absolute, unconditional, present and continuing until all of the Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

(a)           any assignment or other transfer of the Merger Agreement or any of the rights thereunder of Buyer therein;

(b)           any amendment, waiver, renewal, extension or release of, or any consent to or departure from or other action or inaction related to, the Merger Agreement;

(c)           any acceptance by PFC of partial payment or performance from Buyer;

(d)           any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Buyer, or any action taken with respect to the Merger Agreement or this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e)           any absence of any notice to, or knowledge by, the Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d);

(f)            all notices and demands whether of presentment, protest, dishonor or otherwise, other than any notices and demands expressly set forth herein;

(g)           any change in corporate structure, existence or ownership of Guarantor; and

(h)           any other circumstance that might otherwise constitute a defense available to, or a discharge of, a guarantor.

Section 1.3            Subrogation Waiver.  The Guarantor agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification, or other rights of payment or recovery from Buyer for any payments made by the Guarantor hereunder until all Obligations have been paid and performed, and the Guarantor hereby irrevocably waives and releases any such rights of subrogation, contribution, reimbursement, indemnification, and other rights of payment or recovery it may now have or hereafter acquire against Buyer until all Obligations have been indefeasibly paid and performed.

Section 1.4            Continuing Guaranty.  This Agreement is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment of the Payment Obligation and the complete performance of the Performance Obligations, (ii) be binding upon the Guarantor and its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by PFC and its respective successors, transferees, and assigns; provided, however, that the obligations of the Guarantor hereunder may not be assigned, transferred, or delegated unless the Guarantor remains liable hereunder.

Section 1.5            Certain Defenses.  PFC agrees that, notwithstanding anything contained herein to the contrary, except as provided in the last sentence of this Section 1.5, the Guarantor shall not be obligated to pay or perform any Obligation hereunder to the extent that Buyer is not required to pay or perform such Obligation as a result of any right of offset, counter claim, or other defense available to Buyer with respect to the Merger Agreement (collectively, a “Buyer Defense”). In furtherance thereof, the Guarantor shall be entitled to assert, as a valid defense to the payment or performance of any Obligation hereunder, any Buyer Defense to the same extent that any such Buyer Defense could be asserted by Buyer in any action brought to enforce the Obligations against Buyer.

Article II
Representations and Warranties

Section 2.1            Representations and Warranties.  Guarantor represents and warrants to PFC as follows:

(a)           Guarantor is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)           Guarantor has the corporate power to enter into, and carry out its obligations under, this Agreement. The execution, delivery and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action required on the part of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)           Neither the execution and delivery of this Agreement, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby, will:

(i)            violate, or conflict with, or result in a breach of any provisions of the certificate of incorporation or by-laws of Guarantor;

(ii)           result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, materially impair Guarantor’s authority, right or ability to perform its obligations under or consummate the transactions contemplated by this Agreement;

(iii)          violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Guarantor or any of its assets, except where such violations, individually or in the aggregate, would not materially impair Guarantor’s authority, right or ability to perform its obligations under or consummate the transactions contemplated by this Agreement; or

(iv)          require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Guarantor from performing its obligations hereunder.

Article III
Miscellaneous

Section 3.1            Termination of Agreement.  The parties hereto expressly agree that the Guarantor shall be irrevocably and forever released from all of its obligations, including the Obligations, under this Agreement on the earlier to occur of (i) the consummation of the Closing or (ii) the termination of the Merger Agreement pursuant to its terms.

Section 3.2            No Waiver.  No failure or delay on the part of PFC in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 3.3            Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Guarantor and PFC.

Section 3.4            Notices.  (a)  All notices, requests, demands, and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy or facsimile transmission (followed by delivery under the methods provided in either clause (i) or (ii) above), with receipt confirmed by telecopy machine, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i)            if to PFC:

Progress Fuels Corporation
Progress Energy Building
100 East Davie, TPP-10
Raleigh, North Carolina 27601
Attention:  Pre-Closing:  Robert M. Deacy

Post-Closing:  President
Fax No.:  (919) 546-7480

with a copy to:

Hunton & Williams LLP
1601 Bryan St., 30th Floor
Dallas, Texas 75201
Attn:  Barry Thomas
Fax No.:  (214) 880-0011

(ii)           if to the Guarantor:

EXCO Resources, Inc.
12377 Merit Dr., Suite 1700
Dallas, TX 75251
Attention:  William Boeing
Fax No.:  (214) 706-3409

with a copy to:

Vinson & Elkins L.L.P.

2001 Ross Ave, Suite 3700

Dallas, TX 75201
Attn:  Jeffrey Chapman
Fax No.:  (214) 999-7797

Attn:  Greg Hidalgo

Fax No.:  (214) 999-7959

(b)           Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 2.4.

Section 3.5            Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 3.6            Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by any applicable law or public policy, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable so long as the legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

Section 3.7            Entire Agreement.  This Agreement and the Merger Agreement, together with the Schedules, Exhibits, and the other certificates, documents, instruments and writings referred to herein or delivered pursuant hereto and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of the parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever not contained herein, and that such party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation, or warranty not contained herein.

Section 3.8            Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 3.9            Headings.  Article and Section headings used herein are for convenience only and shall not constitute part of this Agreement and shall be disregarded in construing the language contained in this Agreement.

Section 3.10         Defined Terms.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

[Remainder of Page Intentionally Left Blank—Signature Page Follow]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first written above.

THE GUARANTOR:

EXCO RESOURCES, INC.

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

PFC:

PROGRESS FUELS CORPORATION

By:	/s/ Thomas R. Sullivan
Name:	Thomas R. Sullivan
Title:	Treasurer

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